PROSPECTUS SUPPLEMENT NO. 1	Filed pursuant to Rule 424(b)(3)
(To prospectus dated November 26, 2002)	Registration No. 333-97819

$110,000,000

Odyssey Re Holdings Corp.

$110,000,000 Aggregate Principal Amount of
4.375% Convertible Senior Debentures due 2022 (the “4.375% debentures”) and the
Shares of Common Stock Issuable upon Conversion of the 4.375% debentures

     This document supplements our prospectus dated November 26, 2002 relating to the resale of up to $110,000,000 aggregate principal amount of 4.375% debentures and the shares of common stock issuable upon conversion of the 4.375% debentures by certain selling securityholders named in the prospectus.

     You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement supersedes the information contained in the prospectus.

     Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of the prospectus.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 10, 2003.

     The table of selling securityholders beginning on page 69 of the prospectus is hereby amended to (1) add ATSF Transamerica Convertible Securities, IDEX Transamerica Convertible Fund, KD Convertible Arbitrage Fund L.P., Transamerica Life Insurance & Annuity Co. Legacy Convertible, and Transamerica Occidental Life Insurance Company Convertible Securities as selling securityholders, (2) revise the aggregate principal amount of 4.375% debentures held by Banc of America Securities LLC, Innovest Finanzdienstleistungs AG, McMahan Securities Co. L.P., and Sunrise Partners Limited Partnership, and (3) add a new footnote 5. After giving effect to these changes, the section of the prospectus entitled “Selling Securityholders” reads as follows:

SELLING SECURITYHOLDERS

     The 4.375% debentures originally were issued by us and sold by Banc of America Securities LLC, as the initial purchaser, in transactions exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchaser to be qualified institutional buyers. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the 4.375% debentures and the shares of common stock into which the 4.375% debentures are convertible pursuant to this prospectus. The selling securityholders may offer all, some or none of the 4.375% debentures and the shares of common stock into which the 4.375% debentures are convertible.

     The table below sets forth the name of each selling securityholder, the principal amount of 4.375% debentures that may be offered by each selling securityholder under this prospectus and the number of shares of common stock into which the 4.375% debentures are convertible. The information is based on information provided to us by or on behalf of the selling securityholders on or prior to January 9, 2003. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their 4.375% debentures or shares of common stock since the date on which they provided this information in transactions exempt from the registration requirements of the Securities Act of 1933. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

     Because the selling securityholders may offer all or some portion of the 4.375% debentures or the shares of common stock into which the 4.375% debentures are convertible, we cannot estimate the amount of 4.375% debentures or shares of common stock that may be held by the selling securityholders upon the completion of any sales. For information on the procedure for sales by selling securityholders, read the disclosure under the heading “Plan of Distribution” below.

	Principal Amount		Number of	Number of Shares
	of 4.375%		Shares of	of Common Stock
	Debentures	Percentage	Common	Underlying the	Percentage of
	Beneficially	of 4.375%	Stock	4.375%	Shares of
Name of Selling	Owned and	Debentures	Beneficially	Debentures and	Common Stock
Securityholder(1)	Offered Hereby($)	Outstanding	Owned(2)	Offered Hereby(3)	Outstanding(4)

Acacia Life Insurance Company	400,000	*	0	18,797	*
AIG DKR SoundShore Opportunity Holding Fund Ltd.	2,000,000	1.82	0	93,985	*
Akela Capital Master Fund Ltd.	2,000,000	1.82	0	93,985	*
Allstate Insurance Company	500,000	*	0	23,496	*
Allstate Life Insurance Company	1,000,000	*	0	46,992	*
American Samoa Government	26,000	*	0	1,221	*
Ameritas Life Insurance Company	750,000	*	0	35,244	*
ATSF Transamerica Convertible Securities	790,000	*	0	37,124	*
Banc of America Securities LLC	725,000	*	0	34,069	*
BNP Paribas Equity Strategies, SNC	2,138,000	1.94	15,680	100,469	*
BP Amoco PLC Master Trust	674,000	*	0	31,672	*
CALAMOS Market Neutral Fund — CALAMOS Investment Trust	5,500,000	5.00	0	258,458	*
Celina Mutual Insurance Company	40,000	*	0	1,879	*

	Principal Amount		Number of	Number of Shares
	of 4.375%		Shares of	of Common Stock
	Debentures	Percentage	Common	Underlying the	Percentage of
	Beneficially	of 4.375%	Stock	4.375%	Shares of
Name of Selling	Owned and	Debentures	Beneficially	Debentures and	Common Stock
Securityholder(1)	Offered Hereby($)	Outstanding	Owned(2)	Offered Hereby(3)	Outstanding(4)

Clinton Convertible Managed Trading Account 1 Limited	610,000	*	0	28,665	*
Clinton Multistrategy Master Fund, Ltd.	3,425,000	3.11	0	160,949	*
Clinton Riverside Convertible Portfolio Limited	4,100,000	3.73	0	192,669	*
Cobra Master Fund Ltd.	750,000	*	0	35,244	*
Consulting Group Capital Markets Funds	300,000	*	0	14,097	*
Context Convertible Arbitrage Fund, LP	300,000	*	0	14,097	*
Context Convertible Arbitrage Offshore Fund, Ltd.	175,000	*	0	8,223	*
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	1,085,000	*	0	50,986	*
Cumberland Insurance Company	260,000	*	0	12,218	*
Cumberland Mutual Fire Insurance Company	800,000	*	0	37,594	*
D.E. Shaw Investment Group, L.P.	200,000	*	0	9,398	*
D.E. Shaw Valence Portfolios, L.P.	800,000	*	0	37,594	*
Deutsche Bank AG — London	120,000	*	0	5,639	*
Drake Offshore Master Fund Ltd.	4,500,000	4.09	0	211,466	*
Educators Mutual Life Insurance Company	200,000	*	0	9,398	*
Financial American Life Insurance Company	25,000	*	0	1,174	*
First American Properties and Casualty	40,000	*	0	1,879	*
First American Specialty	40,000	*	0	1,879	*
Grace Brothers Management, L.L.C	3,000,000	2.73	0	140,977	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	280,000	*	0	13,157	*
IDEX Transamerica Convertible Fund	205,000	*	0	9,633	*
Innovest Finanzdienstleistungs AG	—	—	—	—	—
Integrity Mutual Insurance Company	300,000	*	0	14,097	*
ISBA Mutual Insurance Company	200,000	*	0	9,398	*
Jefferies & Company, Inc.	2,507,000	2.28	0	117,810	*
KD Convertible Arbitrage Fund L.P.	1,000,000	*	0	46,992	*
Lincoln Individual/Memorial Life Insurance Company	200,000	*	0	9,398	*
Main Street America Assurance Company	750,000	*	0	35,244	*
Main Street America Financial Corporation	80,000	*	0	3,759	*
Man Convertible Bond Master Fund, Ltd.	3,758,000	3.42	0	176,597	*

	Principal Amount		Number of	Number of Shares
	of 4.375%		Shares of	of Common Stock
	Debentures	Percentage	Common	Underlying the	Percentage of
	Beneficially	of 4.375%	Stock	4.375%	Shares of
Name of Selling	Owned and	Debentures	Beneficially	Debentures and	Common Stock
Securityholder(1)	Offered Hereby($)	Outstanding	Owned(2)	Offered Hereby(3)	Outstanding(4)

McMahan Securities Co. L.P.	2,500,000	2.27	0	117,481	*
MFR CA Select Fund	600,000	*	0	28,195	*
National Grange Mutual Insurance Company	600,000	*	0	28,195	*
National Mutual Insurance Company	60,000	*	0	2,819	*
Nomura Securities International, Inc.	2,000,000	1.82	0	93,985	*
Peoples Benefit Life Insurance Company Teamsters	2,000,000	1.82	0	93,985	*
Premera Blue Cross	1,900,000	1.73	0	89,285	*
PRS Convertible Arbitrage Master Fund L.P.	2,000,000	1.82	0	93,985	*
Quincy Mutual Fire Insurance Company	600,000	*	0	28,195	*
Republic Mutual Insurance Company	30,000	*	0	1,409	*
San Diego County Employees Retirement Association	2,000,000	1.82	0	93,985	*
SG Cowen Securities — Convertible Arbitrage	10,000,000	9.09	0	469,925	*
St. Albans Partners Ltd.	2,000,000	1.82	0	93,985	*
St. Thomas Trading, Ltd.	6,242,000	5.67	0	293,327	*
Sturgeon Limited	277,000	*	0	13,016	*
Sunrise Partners Limited Partnership	7,000,000	6.36	0	328,947	*
The Coast Fund L.P.	1,000,000	*	0	46,992	*
The Estate of James Campbell	274,000	*	0	12,875	*
The James Campbell Corporation	226,000	*	0	10,620	*
Thrivent Financial for Lutherans, As Successor to Lutheran Brotherhood	1,500,000	1.36	0	70,488	*
TQA Master Plus Fund, Ltd.	5,000,000	4.55	0	234,962	*
Transamerica Life Insurance & Annuity Co. Legacy Convertible	15,000,000	13.64	0	704,887	1.08
Transamerica Occidental Life Insurance Company Convertible Securities	2,405,000	2.19	0	113,016	*
Triborough Partners International, Ltd.	1,080,000	*	0	50,751	*
Triborough Partners LLC	420,000	*	0	19,736	*
Viacom Inc. Pension Plan Master Trust	24,000	*	0	1,127	*
Wachovia Bank National Association	3,880,000	3.53	0	182,330	*
West Virginia Fire Insurance Company	30,000	*	0	1,409	*
Zazove Hedged Convertible Fund L.P.	2,500,000	2.27	0	117,481	*
Zazove Income Fund L.P.	2,000,000	1.82	0	93,985	*

	Principal Amount		Number of	Number of Shares
	of 4.375%		Shares of	of Common Stock
	Debentures	Percentage	Common	Underlying the	Percentage of
	Beneficially	of 4.375%	Stock	4.375%	Shares of
Name of Selling	Owned and	Debentures	Beneficially	Debentures and	Common Stock
Securityholder(1)	Offered Hereby($)	Outstanding	Owned(2)	Offered Hereby(3)	Outstanding(4)

Zurich Institutional Benchmarks Master Fund Ltd.	3,433,000	3.12	0	161,325	*

Total	110,000,000 (5)	100.00	15,680	5,169,175	7.94

*	less than one percent

(1)	Also includes any sale of the 4.375% debentures and the underlying shares of common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders. Information about other selling securityholders will be set forth in prospectus supplements or in other documents that we file from time to time with the Securities and Exchange Commission that are incorporated by reference in this prospectus, if required. See “Where You Can Find More Information About OdysseyRe” above.

(2)	Excludes shares of common stock issuable upon conversion of the selling securityholder’s 4.375% debentures.

(3)	Assumes conversion of all of the selling securityholder’s 4.375% debentures at a conversion rate of 46.9925 shares of common stock per $1,000 principal amount of 4.375% debentures and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under “Description of 4.375% Debentures — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the 4.375% debentures may increase or decrease in the future.

(4)	Calculated based on 65,065,063 shares of common stock outstanding as of September 30, 2002. In calculating this amount, we did not treat as outstanding the shares of common stock issuable upon conversion of 4.375% debentures.

(5)	The figures in this column are based on information supplied to us as of January 9, 2003 by the selling securityholders named in the table. As of that date, these selling securityholders had supplied us with information indicating that, collectively, they owned more than $110,000,000 aggregate principal amount of 4.375% debentures (which would be convertible into more than 5,169,175 shares of common stock), reflecting, we believe, that one or more selling securityholders supplied us with information for inclusion in the table and then sold their 4.375% debentures in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to persons who also supplied us with information with respect to the same 4.375% debentures. However, since this prospectus would not be applicable to any sale of 4.375% debentures after they have been publicly sold using this prospectus, no more than $110,000,000 aggregate principal amount of 4.375% debentures could be sold using this prospectus and, accordingly, the $110,000,000 total in this column represents the maximum principal amount of 4.375% debentures that could be sold under this prospectus.

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